Free Writing Prospectus pursuant to Rule 433 dated December 28, 2021

Registration Statement No. 333-253421

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due July 9, 2024

Summary of Terms
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket underliers (each individually, a basket underlier):

the Technology Select Sector SPDR® Fund (current Bloomberg symbol: “XLK UP Equity”), iShares® Global Infrastructure ETF (current Bloomberg symbol: “IGF UP Equity”) and the Health Care Select Sector SPDR® Fund (current Bloomberg symbol: “XLV UP Equity”)

Underlying indices (each individually, an underlying index)

with respect to the Technology Select Sector SPDR® Fund, the Technology Select Sector Index, with respect to the iShares® Global Infrastructure ETF, the S&P Global Infrastructure Index, and with respect to the Health Care Select Sector SPDR® Fund, the Health Care Select Sector Index

Pricing date:	expected to be December 30, 2021
Issue date:	expected to be January 4, 2022
Determination date:	expected to be July 1, 2024
Stated maturity date:	expected to be July 9, 2024
Initial basket level:	100
Final basket level:

the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket underlier, of: (1) its basket underlier return multiplied by (2) its weighting percentage

Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Cap level:	expected to be between 108% and 109.6% of the initial basket level
Maximum settlement amount:	expected to be between $1,100 and $1,120
Participation rate:	125%
Buffer level:	85% of the initial basket level
Buffer amount:	15%
Payment amount at maturity (for each $1,000 face amount of your securities):	See “Investment Description” on this page and “How the Payment Amount at Maturity Is Calculated” below
Weighting percentage:	Basket Underlier	Weighting Percentage
	Technology Select Sector SPDR® Fund	33.34%
	iShares® Global Infrastructure ETF	33.33%
	Health Care Select Sector SPDR® Fund	33.33%
Initial basket underlier price:	for a basket underlier, the closing price of such basket underlier on the pricing date
Final basket underlier price:	with respect to a basket underlier, the closing price of such basket underlier on the determination date
Underwriting discount:

up to 3.15% of the face amount; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 3.15% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA will also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells. In addition to the 3.15%, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.15% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP/ISIN:	40057KKK8 / US40057KKK87

Investment Description

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities do not bear interest or repay a fixed amount of principal at maturity. The amount that you will be paid on your securities on the stated maturity date (expected to be July 9, 2024) is based on the performance of a weighted basket comprised of the Technology Select Sector SPDR® Fund (33.34% weighting), the iShares® Global Infrastructure ETF (33.33% weighting) and the Health Care Select Sector SPDR® Fund (33.33% weighting) (the basket underliers) as measured from the pricing date (expected to be December 30, 2021) to and including the determination date (expected to be July 1, 2024). The return on your securities is linked to the performances of the Technology Select Sector SPDR® Fund, the iShares® Global Infrastructure ETF and the Health Care Select Sector SPDR® Fund (each, an ETF), and not to that of the Technology Select Sector Index, the S&P Global Infrastructure Index or the Health Care Select Sector Index (each, an index) on which the respective ETFs are based.  In addition, the iShares® Global Infrastructure ETF follows a strategy of “representative sampling”, which means the iShares® Global Infrastructure ETF’s holdings may not be the same as those of its index. The performance of any ETF may significantly diverge from that of its index. The Technology Select Sector SPDR® Fund was reconstituted in September 2018, removing companies such as Alphabet, Inc., Facebook Inc., AT&T Inc. and Verizon Communications, Inc., which previously represented a significant percentage of the Technology Select Sector SPDR® Fund. As a result, the current composition of the Technology Select Sector SPDR® Fund and its index is significantly different from that of the Technology Select Sector SPDR® Fund and its index before such changes and any performance information prior to September 2018 should not be taken into account when considering past or future performance of the Technology Select Sector Index or the Technology Select Sector SPDR® Fund.

The initial basket level is 100 and the final basket level will equal the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket underlier, of: (1) its basket underlier return multiplied by (2) its weighting percentage. The basket underlier return for each basket underlier is the percentage increase or decrease in its closing price on the determination date from its initial basket underlier price (determined on the pricing date).

If the final basket level on the determination date is greater than the initial basket level, the return on your securities will be positive and will equal 125% times the basket return, subject to the maximum settlement amount (expected to be between $1,100 and $1,120 for each $1,000 face amount of your securities). If the final basket level is greater than the initial basket level, you will not receive more than the maximum settlement amount, regardless of how much the final basket level increases as compared to the initial basket level.

If the final basket level declines by up to 15% from the initial basket level, you will receive the face amount of your securities. If the final basket level declines by more than 15% from the initial basket level, the return on your securities will be negative and will equal the basket return plus 15%. In this case, you will receive less than the face amount and have 1-to-1 downside exposure to the decline in the final basket level in excess of 15%. You could lose up to 85% of the face amount of your securities.

Declines in one basket underlier may offset increases in the other basket underliers.

You should read the accompanying preliminary prospectus supplement dated December 22, 2021, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

How the Payment Amount at Maturity Is Calculated

●

if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 125% times (c) the basket return, subject to the maximum settlement amount;

●	if the basket return is zero or negative but not below -15% (the final basket level is equal to the initial basket level or is less than the initial basket level, but not by more than 15%), $1,000; or
●

if the basket return is negative and is below -15% (the final basket level is less than the initial basket level by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the basket return plus 15% times (b) $1,000.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary prospectus supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket underliers, the terms of the securities and certain risks.

Hypothetical Payment Amount at Maturity*

Note Performance
Basket Performance
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Basket Level as % of Initial Basket Level
200
175
150
125
100
75
50
25
0
0
25
50
75
100
125
150
175
200
110%
100%
85%
108%

Hypothetical Final Basket Level (as a % of the Initial Basket Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)	Hypothetical Payment Amount at Maturity ($)
175.000%	110.000%	$1,100.00
150.000%	110.000%	$1,100.00
125.000%	110.000%	$1,100.00
108.000%	110.000%	$1,100.00
105.000%	106.250%	$1,062.50
103.000%	103.750%	$1,037.50
101.000%	101.250%	$1,012.50
100.000%	100.000%	$1,000.00
95.000%	100.000%	$1,000.00
92.000%	100.000%	$1,000.00
90.000%	100.000%	$1,000.00
85.000%	100.000%	$1,000.00
84.000%	99.000%	$990.00
75.000%	90.000%	$900.00
50.000%	65.000%	$650.00
25.000%	40.000%	$400.00
0.000%	15.000%	$150.00

* assumes a cap level of 108% of the initial basket level

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket underliers, the terms of the securities and certain risks.

Determining Payment Amount at Maturity

Is the final underlier price greater than the initial underlier level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, product summary supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, product summary supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, product summary supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated December 27, 2021
●	Market linked securities with leveraged upside participation to a cap and fixed percentage buffered downside product summary supplement dated March 29, 2021 (the “product summary supplement”)
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket underliers, the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Securities” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Securities Is Not Linked to the Price of Each Basket Underlier at Any Time Other Than the Determination Date
▪	You May Lose a Substantial Portion of Your Investment in the Securities
▪	Your Securities Do Not Bear Interest
▪	The Potential for the Value of Your Securities to Increase Will Be Limited
▪	The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers
▪	Past Basket Underlier Performance is No Guide to Future Performance
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Basket Underliers or the Basket Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket Underliers or Any Basket Underlier Stock
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	If the Prices of the Basket Underliers Change, the Market Value of Your Securities May Not Change in the Same Manner
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	Anti-dilution Adjustments Relating to the Shares of Any Basket Underlier Do Not Address Every Event That Could Affect Such Shares
▪	Your Securities May Not Have an Active Trading Market
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket underliers, the terms of the securities and certain risks.

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Underlier Investment Advisors or the Issuers of the Basket Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Securities May Not Have the Same Interests as You

Additional Risks Related to the Basket Underliers

▪

Except to the Extent GS&Co., WFS and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Basket Underliers, There Is No Affiliation Between the Basket Underlier Investment Advisors and Us or WFS

Additional Risks Related to the Technology Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund

▪

The Policies of the Basket Underlier Investment Advisor of the Technology Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund, SSGA Funds Management, Inc., and the Sponsor of the Underlying Indices, S&P Dow Jones Indices LLC, Could Affect the Amount Payable on Your Securities and Their Market Value

▪

There is No Assurance That an Active Trading Market Will Continue for the Technology Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Technology Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund Are Subject to Management Risks, Securities Lending Risks and Custody Risks

▪

Each of the Technology Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund and its Underlying Index are Different and the Performance of Each of the Technology Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund May Not Correlate With the Performance of its Underlying Index

Additional Risks Related to the Technology Select Sector SPDR® Fund

▪	The Technology Select Sector SPDR® Fund is Concentrated in the Information Technology Sector and Does Not Provide Diversified Exposure
▪	The Technology Select Sector SPDR® Fund May Be Disproportionately Affected By the Performance of a Small Number of Stocks
▪

The Technology Select Sector SPDR® Fund Was Reconstituted in September 2018 Based on Changes to the Technology Select Sector Index and No Longer Provides Exposure to Certain Companies that Were Previously Included in the Technology Select Sector Index and Heavily Weighted in the Technology Select Sector SPDR® Fund

▪	Limited Historical Information is Available Regarding the Technology Select Sector SPDR® Fund’s Performance Subsequent to the Recent Changes to its Holdings

Additional Risks Related to the iShares® Global Infrastructure ETF

▪

The Policies of the iShares® Global Infrastructure ETF’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of Its Underlying Index, S&P Dow Jones Indices LLC, Could Affect the Amount Payable on Your Securities and Their Market Value

▪

There is No Assurance That an Active Trading Market Will Continue for the iShares® Global Infrastructure ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® Global Infrastructure ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

▪

The iShares® Global Infrastructure ETF and Its Underlying Index are Different and the Performance of the iShares® Global Infrastructure ETF May Not Correlate with the Performance of Its Underlying Index

▪	Risks Associated with the Infrastructure Industry with respect to the iShares® Global Infrastructure ETF
▪	The iShares® Global Infrastructure ETF is Concentrated in the Transportation Sector and Does Not Provide Diversified Exposure
▪	The iShares® Global Infrastructure ETF is Concentrated in the Utilities Sector and Does Not Provide Diversified Exposure
▪	There Is No Guarantee that the Underlying Index of the iShares® Global Infrastructure ETF Will Reflect the Intended Theme and Sub-theme Exposures

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket underliers, the terms of the securities and certain risks.

▪	An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Underlier with Basket Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

▪	Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
▪	Even Though Currencies Trade Around-The-Clock, Your Securities Will Not

Additional Risks Related to the Health Care Select Sector SPDR® Fund

▪	The Health Care Select Sector SPDR® Fund is Concentrated in the Health Care Sector and Does Not Provide Diversified Exposure

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	Investors in Indexed Notes Could Lose Their Investment
▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket underliers, the terms of the securities and certain risks.